May 29, 2013

Mr. David Cerf

5100 El Dorado Pkwy, #594
McKinney, TX 75070

David:

It is my pleasure to offer you a Key Employee Retention Plan.  I recognize that many of the company's most visible and potentially lucrative opportunities are the result of your personal work and commitment to Crossroads. I also understand that Rob Sims' departure has made your contributions even more important to our success.  I applaud your past accomplishments and hope you will accept this gesture as an indication of our faith in your continued value and loyalty to Crossroads.

I am pleased to offer the following incentives to ensure you have the opportunity to personally benefit from the shareholder value you will help create:

Salary:  Immediate increase from $235,000 to $250,000.

Bonus:  Your bonus opportunity for 2013 is increased from 35% to 40%.  Your previous bonus targets remain the same.

Stock Options:  Subject to Board approval, which is expected within the next 30 days, you will be granted 300,000 stock options which will vest as follows:

50,000 on Sep 1, 2013 125,000 on June 1, 2014 125,000 on June 1, 2015

If you are terminated for any reason other than "for cause" these options will vest per the terms of your existing Severance Agreement.

As a reminder, your employment with the company continues to be on an “at-will” basis and your compensation is subject to applicable withholding.

Your signature indicates that you understand and accept this plan.  Again, thank you for your dedication and continued leadership.

/s/ Richard K. Coleman, Jr.	5-29-13
Richard K. Coleman, Jr.	Date
Interim President & CEO

Accepted.

/s/ David Cerf	6-4-13
David Cerf	Date